Holland & Hart LLP
                         ATTORNEYS AT LAW

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                 SALT LAKE CITY, UTAH  84111-2346

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SALT LAKE CITY


                          March 4, 1998


Wireless Data Solutions, Inc.
1016 Shores Acres Drive
Leesburg, Florida  34748

Ladies and Gentlemen:

     We have acted as counsel to Wireless Data Solutions, Inc., a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of 750,000 shares of the Company's common stock, no par value (the "Shares"), to be offered upon the terms and subject to the conditions set forth in a Consulting Agreement among the Company, David Wood, Henry Hanson and Joe Zachman dated as of April 15, 1997, as amended, a Consulting Agreement between the Company and David Wood dated as of October 15, 1997 and a Consulting Agreement between the Company and Brian Blankenburg dated as of March 4, 1998 (collectively, the "Consulting Agreements").
     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Consulting Agreements, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinion contained herein. We have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on March 5, 1998 with respect to the Shares.
     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Consulting Agreements, upon the performance of all services to be rendered in consideration therefor, will be validly issued, fully paid and non-assessable.
     The opinion expressed herein is based solely upon and is limited to the provisions of the Utah Revised Business Corporation Act and the federal laws of the United States of America, to the extent applicable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                                            Very truly yours,

                                             /s/ Holland & Hart LLP